PRESS RELEASE
FOR IMMEDIATE RELEASE
Southern Community Financial Corporation
Reports Record Net Income and Earnings per Share for the Third Quarter of 2005
     Winston-Salem, North Carolina, October 26, 2005 — Southern Community Financial Corporation (NASDAQ: SCMF and SCMFO) (the “Company”), the holding company for Southern Community Bank and Trust, reported operating results for the three and nine month periods ended September 30, 2005. For the third quarter ended September 30, 2005, the Company reported record net income of $2.5 million, up 17.4% from $2.1 million in the year ago period. Earnings per diluted share increased 16.7% to $0.14 compared to $0.12 per diluted share for the third quarter of 2004. For the nine month period ended September 30, 2005, net income rose to $6.1 million representing an increase of 6.8% over the $5.7 million earned for the same period in 2004. On a diluted per share basis, the Company reported $0.34 versus $0.32 for the nine month period ended September 30, 2004, up 6.3%.
Significant milestones achieved during 2005:
➢	Achieved year-over-year growth in non-interest bearing deposits of 39%;

➢	Paid an annual cash dividend of $0.12 per share on March 15, 2005, an increase of 9% over the prior year’s dividend, and quarterly dividends of $0.03 per share each on June 1 and September 1, 2005;

➢	Authorized stock repurchase plans of up to 300,000 and 600,000 shares of common stock in March and September, respectively;

➢	Began construction of a regional banking office in Greensboro to be opened in the fourth quarter;

➢	Expanded ATM network into eight new counties in North Carolina;

➢	Received approval for a new branch in Mooresville, a rapidly-growing community of the Charlotte region.
     Net interest income for the third quarter of $9.2 million was up 4.4%, compared with $8.8 million reported in the same quarter a year ago. Year to date, net interest income increased to $27.5 million from $25.9 million for the first nine months of 2004, a rise of 5.9%. The positive impact to net interest income from the growth in earning assets was somewhat offset by a lower net interest margin. Relative to the second quarter of 2005, the net interest margin was down nine basis points from 3.20% to 3.11% in the current quarter, primarily due to an increase in the average cost of interest bearing deposits as a result of higher rates on new and maturing time deposits.
     The Company continues to generate solid fee income levels leading to a 3.1% rise in non-interest income over the third quarter of 2004 and totaled $1.9 million compared to $1.8 million in the prior year period. For the nine months ended September 30, 2005, non-interest income was $5.5 million as opposed to the $5.2 million reported in the corresponding period of 2004, an increase of 6.8%. Growth in non-interest income during 2005 reflected continued strength in fee-based services which can be attributed to an increase in deposit account service charges as deposit levels continued to expand. Non-interest expense for the quarter increased by 9.4% over the third quarter of 2004 and totaled $7.5 million compared to $6.9 million in the year ago period, and increased 11.8% to $22.8 million for the nine months, reflecting normal salary and benefit increases, a higher level of professional fees and continued investment in the growth and expansion of the franchise.
     As of September 30, 2005, the Company reported total assets of $1.3 billion, representing an increase of $102.6 million, or 8.6% year-over-year reflecting increases in the loan portfolio. The Company’s loan portfolio, net of allowance for loan losses, increased to $845.1 million, an increase of $11.6 million, or 1.4% over the three month period ended June 30, 2005 and an increase of $80.3 million, or 10.5% from September 30, 2004. Total deposits grew to $896.6 million at September 30, 2005, an increase of $26.8 million over the prior quarter and an increase of $57.7 million from the year ago period, driven by increases in non-maturity deposits of $18.2 million from the prior quarter and $51.9 million from September 30, 2004.
     The Company’s allowance for loan losses equaled $11.8 million, or 1.37% of total loans and 313.8% of non-performing loans at September 30, 2005. Credit quality metrics improved substantially with the successful resolution of certain non-performing loans in the third quarter. As a result non-performing loans declined to $3.8 million or 0.44% of total loans at quarter-end, as compared to $7.0 million or 0.82% of total loans as of June 30, 2005. Annualized net charge-offs as a percentage of average loans were 0.14% for the quarter ended September 30, 2005, declining thirteen basis points compared with the 0.27% reported in the year ago period. Reflective of the improved credit quality metrics, there was a reduction in the allowance for loan losses of $300 thousand for the third quarter, net of charge-offs.
     At September 30, 2005 stockholders’ equity totaled $136.5 million and represented 10.51% of total assets. Stockholders’ equity increased $1.7 million or 1.2% from $134.7 million for the year ago period influenced primarily by earnings growth, net of cash dividends paid and the implementation of the Company’s stock repurchase plans. Regulatory capital ratios are all in excess of the “well-capitalized” threshold.
     Southern Community Financial Corporation Chairman and Chief Executive Officer F. Scott Bauer commented, “We are pleased with our third quarter results in which we achieved record profitability while maintaining excellent credit quality. We continue to have solid loan growth, and have been successful in attracting non-maturity deposits in our market area. During this challenging rate environment, we expect to continue to deploy cash flows from earnings and maturities of investments into our loan portfolio. We are making meaningful changes to improve profitability and are excited about our future.”
     Southern Community Financial is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank, with eighteen banking offices throughout the Piedmont Triad region of North Carolina.
     Southern Community Financial Corporation’s common stock and trust preferred securities are listed on the NASDAQ National Market under the trading symbols SCMF and SCMFO, respectively. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.
     This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.
For Additional Information:
F. Scott Bauer, Chairman/CEO
336/768-8500

Southern Community Financial Corporation
(Amounts in thousands except per share data)
(Unaudited)

	For the three months ended					Nine months ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
Income Statement	2005	2005	2005	2004	2004	2005	2004

Total Interest Income	$17,534	$16,554	$15,340	$14,744	$13,909	$49,428	$39,912
Total Interest Expense	8,301	7,368	6,304	5,674	5,061	21,973	13,983

Net Interest Income	9,233	9,186	9,036	9,070	8,848	27,455	25,929

Provision for Loan Losses	(300)	475	395	350	575	570	1,889

Net Interest Income after Provision for Loan Losses	9,533	8,711	8,641	8,720	8,273	26,885	24,040

Non-Interest Income
Service Charges on Deposit Accounts	970	908	839	1,109	828	2,717	2,393
Other Income	936	946	907	1,140	1,020	2,789	2,764

Total Non-Interest Income	1,906	1,854	1,746	2,249	1,848	5,506	5,157

Non-Interest Expense
Salaries and Employee Benefits	3,794	3,881	3,978	3,297	3,473	11,653	10,452
Occupancy and Equipment	1,458	1,372	1,342	1,217	1,068	4,172	3,135
Other	2,294	2,090	2,577	2,633	2,355	6,961	6,786

Total Non-Interest Expense	7,546	7,343	7,897	7,147	6,896	22,786	20,373

Income Before Taxes	3,893	3,222	2,490	3,822	3,225	9,605	8,824
Provision for Income Taxes	1,421	1,152	890	1,469	1,119	3,463	3,075

Net Income	2,472	2,070	1,600	2,353	2,106	6,142	5,749

Net Income per Share
Basic	$0.14	$0.12	$0.09	$0.13	$0.12	$0.34	$0.34
Diluted	$0.14	$0.11	$0.09	$0.13	$0.12	$0.34	$0.32

	September 30,	June 30,	March 31,	December 31,	September 30,
Balance Sheet	2005	2005	2005	2004	2004

Assets
Cash and due from Banks	$22,449	$31,129	$19,560	$17,758	$19,544
Federal Funds Sold & Int Bearing Balances	794	752	1,755	80	1,231
Investment Securities	315,493	328,802	315,627	312,909	301,736

Loans	856,839	845,847	809,733	796,103	777,368
Allowance for Loan Losses	(11,773)	(12,365)	(12,133)	(12,537)	(12,629)

Net Loans	845,066	833,482	797,600	783,566	764,739

Bank Premises and Equipment	30,283	28,943	28,138	28,325	26,755
Goodwill	49,603	49,603	49,603	50,135	50,351
Other Assets	34,383	32,976	31,640	29,589	31,104

Total Assets	1,298,071	1,305,687	1,243,923	1,222,361	1,195,460

Liabilities and Stockholders’ Equity
Deposits
Demand	105,660	112,764	96,917	98,520	75,903
Money market, savings and NOW	272,546	247,149	252,744	236,121	250,406
Time	518,406	509,917	487,375	510,587	512,584

Total Deposits	896,612	869,830	837,036	845,228	838,893

Borrowings	253,096	290,113	263,622	233,141	212,557
Accrued Expenses and Other Liabilities	11,904	9,973	8,241	7,086	9,228

Total Liabilities	1,161,612	1,169,916	1,108,899	1,085,455	1,060,678

Total Stockholders’ Equity	136,459	135,771	135,024	136,906	134,782

Total Liabilities and Stockholders’ Equity	$1,298,071	$1,305,687	$1,243,923	$1,222,361	$1,195,460

Book Value per Share	$7.69	$7.61	$7.53	$7.68	$7.57

	As of or for the three months ended					As of or for the nine months ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,		September 30,
	2005	2005	2005	2004	2004	2005		2004

Per Share Data:
Basic Earnings per Share	$0.14	$0.12	$0.09	$0.13	$0.12	$0.34		$0.34
Diluted Earnings per Share	$0.14	$0.11	$0.09	$0.13	$0.12	$0.34		$0.32
Book Value per Share	$7.69	$7.61	$7.53	$7.68	$7.57	$7.69		$7.57
Cash dividends paid	$0.03 (2)	$0.03 (2)	$0.12 (1)	—	—	$0.18	(1),(2)	$0.11 (1)
Selected Performance Ratios:
Return on Average Assets (annualized) ROA	0.75%	0.65%	0.52%	0.78%	0.71%	0.65%		0.67%
Return on Average Equity (annualized) ROE	7.21%	6.15%	4.79%	6.93%	6.24%	6.06%		5.96%
Return on Tangible Equity (annualized)	11.63%	9.98%	7.82%	11.35%	10.34%	9.83%		10.01%
Net Interest Margin	3.11%	3.20%	3.27%	3.29%	3.28%	3.19%		3.32%
Net Interest Spread	2.76%	2.88%	2.98%	3.03%	3.07%	2.87%		3.10%
Non-interest Income as a % of Revenue	17.11%	16.79%	16.19%	19.87%	17.28%	16.70%		16.59%
Non-interest Income as a % of Average Assets	0.59%	0.59%	0.57%	0.74%	0.62%	0.58%		0.60%
Non-interest Expense to Average Assets	2.29%	2.32%	2.59%	2.36%	2.33%	2.40%		2.36%
Efficiency Ratio	67.74%	66.51%	73.24%	63.14%	64.47%	69.13%		65.54%
Asset Quality:
Nonperforming Loans	$3,752	$6,969	$7,910	$2,174	$1,942	$3,752		$1,942
Nonperforming Assets	$4,141	$7,284	$8,795	$3,260	$2,972	$4,141		$2,972
Nonperforming Loans to Total Loans	0.44%	0.82%	0.98%	0.27%	0.25%	0.44%		0.25%
Nonperforming Assets to Total Assets	0.32%	0.56%	0.71%	0.27%	0.25%	0.32%		0.25%
Allowance for Loan Losses to Period-end Loans	1.37%	1.46%	1.50%	1.57%	1.62%	1.37%		1.62%
Allowance for Loan Losses to Nonperforming Loans (X)	3.14	1.77	1.53	5.77	6.50	3.14		6.50
Net Charge-offs to Average Loans (annualized)	0.14%	0.12%	0.16%	0.20%	0.27%	0.14%		0.19%
Capital Ratios:
Equity to Total Assets	10.51%	10.40%	10.85%	11.20%	11.27%	10.51%		11.27%
Tangible Equity to Total Tangible Assets (3)	6.80%	6.69%	6.97%	7.21%	7.21%	6.80%		7.21%

(1)	— Represents an annual dividend.

(2)	— Represents a quarterly dividend.

(3)	— Tangible Equity to Total Tangible Assets is period-ending equity less intangibles, divided by period-ending assets less period end intangibles.
Management provides the above non-GAAP measure, footnote (3) to provide readers with the impact of purchase accounting on this key financial ratio.